FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY ANNOUNCES $2.7 MILLION

IN NEW LRAD® ORDERS FROM U.S. NAVY

Company Receives Orders Totaling Over $5.5 Million in Fiscal Q1

SAN DIEGO, CA, January 8, 2009 - American Technology Corporation (ATC) (NASDAQ: ATCO), a leading provider of directed sound products and technologies, announced today it has received two new LRAD® orders totaling $2.7 million from the U.S. Navy. The orders were received late last quarter (fiscal Q1) and are scheduled to ship in fiscal Q2.

The first order, totaling $2.3 million, includes LRAD 500X™ systems for deployed security forces and enhanced LRAD 500® systems for force protection and anti-terrorist applications. LRAD 500X is the only acoustic hailing device (AHD) that meets the U.S. Navy's intelligible voice transmission, size, power, and weight requirements. This is the third major order secured through maritime security representative, Anchor Innovation.

"Recently, the U.S. Navy and the U.S. Army conducted extensive operational testing of the LRAD 500X," remarked Tom Brown, president and CEO of ATC. "The testing was conducted in an extremely harsh waterside environment. Despite crosswinds and headwinds at speeds of 20 knots sustained, gusting to 35 knots, the LRAD 500X exceeded expectations.  The successful testing, along with the positive experience of the Navy with previously deployed LRAD systems, paved the way for this order."

The second order, totaling approximately $400,000, is the fifth delivery of LRAD 1000X™ systems under the Shipboard Protection System, Block 0 contract awarded to ATC by the U.S. Navy in October 2007. Under the contract, ATC is supplying LRAD 1000X systems to the 270 ships that comprise the Navy's large vessel fleet. LRAD 1000X is the only AHD that meets the Navy's voice intelligibility and range requirements for large vessel anti-terrorism applications and force protection.

"Crew feedback has been extremely positive regarding LRAD 1000X's broadcast capability and robust construction," commented Scott Stuckey, ATC's vice president of business development. "Our LRAD 1000X systems feature composite and stainless steel construction that can withstand even the harshest maritime environment."

ATC developed its proprietary LRAD product line to assist military and security forces in determining the intent of potential threats at safe distances, providing authorized personnel time and distance to scale their response based on a threat's actions. LRAD is highly effective using directionality and focused acoustic output to clearly transmit critical information, instructions and warnings at distances in excess of 1000 meters. LRAD can be manually operated or integrated into a remotely controlled security network's command and control center. Through the use of powerful voice commands and deterrent tones, LRAD can create large safety zones, resolve uncertain situations, and potentially save lives on both sides of the device.

"We're off to a strong start in the first half of fiscal 2009 with over $5.5 million in new orders received in our first quarter, of which approximately $2.5 million were shipped, with the balance scheduled to ship in our second quarter," Brown added. "We're on course to surpass fiscal 2008 revenues as we expect to receive, announce and ship further directed sound orders this quarter."

About American Technology Corporation

American Technology Corporation is Shaping the Future of Sound® by providing directed audio solutions that place clear, highly intelligible sound exactly where needed. ATC's Long Range Acoustic Device (LRAD®), HyperSonic® Sound, and SoundSaber® product lines make up the core of an expanding portfolio of directed sound products and technologies. For more information about ATC and its directed sound solutions please visit the company's web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to, the performance of our management team, market acceptance of our directed sound technologies and products, entry of competitors, the possibility our intellectual property protections will not prevent others from marketing products similar to or competitive with our products, potential technical or manufacturing difficulties that could delay product deliveries or increase warranty costs, and other risks identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2008 and Form 10-Q for the quarter ended June 30, 2008. American Technology Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

FOR FURTHER INFORMATION CONTACT:

Investor Relations:

Robert Putnam

(858) 676-0519

robert@atcsd.com